Exhibit 10.4

Execution Version

FACILITIES AGREEMENT

This FACILITIES AGREEMENT (as amended, restated, modified and/or supplemented, from time to time, this “Agreement”), dated as of February 1, 2024 (the “Effective Date”), is made by and between KUEHG CORP., a Delaware corporation (the “Customer”) and CLIF 2023-1 LLC, a Delaware limited liability company (together with any Person, who from time to time may succeed to the interests thereof under this Agreement, being “CLIF”).

Background

A. The Customer is required, and its Subsidiaries may be required, by law in the states in which they operate to have in place workers’ compensation insurance (which may be in the form of a combined workers’ compensation insurance, general liability insurance and automotive insurance policy) (“WC Insurance”) from authorized insurers (each a “WC Insurer” and collectively, “WC Insurers”).

B. WC Insurers generally require an insured party (such as the Customer) to post collateral (or other credit support acceptable to the applicable WC Insurer) to cover any potential deductible or retention amount; this obligation is frequently satisfied by providing an irrevocable standby letter of credit (an “LOC”) for the benefit of such WC Insurer.

C. CLIF, pursuant to the terms and conditions of this Agreement and its alternative letter of credit procurement and issuance program (the “ALOC Program”), has the ability to obtain an LOC issued by a NAIC Compliant Bank, issued at the request of CLIF on behalf of the Customer, for the benefit of a WC Insurer, to satisfy the Customer’s collateral-posting obligations.

D. CLIF has entered into a program services agreement with Convergence Point Solutions LLC, a Delaware limited liability company (the “Service Provider”), pursuant to which the Service Provider provides certain program servicing activities to CLIF in connection with the ALOC Program.

E. The Customer desires to become, and CLIF has accepted the Customer as a participant in the ALOC Program, subject to the terms and conditions of this Agreement.

F. Capitalized terms used in this Agreement shall have the meanings specified on Exhibit A attached hereto or as otherwise defined herein.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	LETTERS OF CREDIT.

1.1.

Commitment; Term. Subject to the terms and conditions set forth in this Agreement and in reliance on the representations and warranties of the Customer set forth herein, until the earlier to occur of (i) the termination of the Customer’s participation in the ALOC Program, as described in Section 9.2 below, (ii) the Maturity Date set forth in Appendix 1 attached hereto, and (iii) termination of this Agreement by the Customer, as described in Section 9.6 below (such earlier date, the “Termination Date” and the period from the Effective Date to and including the Termination Date, the “Term”), the Customer shall have the right to have CLIF cause a NAIC Compliant Bank to promptly issue one or more LOCs for the account of CLIF on behalf of the Customer with the terms as set forth on Appendix 1 attached hereto and on such other terms reasonably acceptable to CLIF, the applicable WC Insurer, the Customer and the applicable NAIC Compliant Bank, each with the relevant WC Insurer as beneficiary (as such WC Insurer is identified by the Customer to CLIF as set forth in Exhibit B attached hereto (as amended from time to time)), in an amount not to exceed the Stated Amount set forth on Appendix 1 attached hereto with respect to such WC Insurer (each being an “Applicable LOC” and each such Stated Amount being an “Applicable LOC Amount”); provided that (x) no new LOCs shall be issued less than ten (10) Business Days prior to the Maturity Date and (y) no LOC shall have an expiration date that would occur after the Maturity Date.

1.2.	Service Fees and Interest.

1.2.1.

Facility Commitment Fee. It shall be a condition to the effectiveness of this Agreement that the Customer has paid in full to CLIF on or prior to the Effective Date an initial facility commitment fee as set forth on Appendix 1 attached hereto (such initial facility commitment fee, together with any subsequent additional facility commitment fees payable pursuant to Section 1.2.3 below being the “Facility Commitment Fee”). The initial Facility Commitment Fee shall be fully earned, due and payable upon the execution of this Agreement and the initial Facility Commitment Fee, and each subsequent Facility Commitment Fee (if any), shall be non-refundable, notwithstanding any termination of this Agreement or any other circumstance.

1.2.2.

ALOC Interest Amounts. Until the Termination Date (inclusive), the Customer shall pay to CLIF, quarterly in arrears, for each quarterly period during the Term (and thereafter in accordance with Section 9), an amount of interest (each such amount being an “ALOC Interest Amount” and collectively the “ALOC Interest Amounts”) on the dates (each being a “Quarterly ALOC Interest Payment Date”) and at the rate per annum and in the amounts as set forth and described on Appendix 1 attached hereto, each of which ALOC Interest Amounts shall be fully earned, due and payable as of the related Quarterly ALOC Interest Payment Date and which shall be non-refundable, notwithstanding any termination of this Agreement or any other circumstance.

1.2.3.

Increase in Applicable LOC Amount. Not less than thirty (30) Business Days prior to each Quarterly ALOC Interest Payment Date during the Term, the Customer may request an increase to the Applicable LOC Amount by written notice to CLIF, which may or may not be approved, in the sole discretion of CLIF. If such request is approved, CLIF will promptly provide the Customer with an amended Appendix 1, reflecting such increased Applicable LOC Amount, any additional ALOC Interest Amounts and incremental additional Facility Commitment Fee due in respect thereof, and promptly cause a NAIC Compliant Bank to either (i) amend the existing Applicable LOC to increase the Stated Amount thereof or (ii) issue an additional Applicable LOC to the relevant WC Insurers as beneficiary, in either case, in the aggregate amount of such increase of Applicable LOC Amount. If such request is approved, the increased Applicable LOC Amount will be effective as of the first Quarterly ALOC Interest Payment Date after such Customer request and approval by CLIF, subject in any event to the payment in full of the relevant incremental additional Facility Commitment Fee by the Customer as set forth on the applicable amended Appendix 1.

1.2.4.

Decrease in Applicable LOC Amount. Not less than thirty (30) Business Days prior to each Quarterly ALOC Interest Payment Date during the Term, the Customer may notify CLIF in writing (a “Reduction Request”) that either (i) the Customer has received a written notice from a relevant WC Insurer that the amount of collateral required of the Customer by the relevant WC Insurer has been reduced, enabling the Applicable LOC Amount to be concomitantly reduced (a “WC Insurer Collateral Reduction Notice”), by providing a copy of the WC Insurer Collateral Reduction Notice to CLIF together with the Reduction Request, or (ii) the Customer desires to decrease the Applicable LOC Amount without receipt of a WC Insurer Collateral Reduction Notice (a “Customer Collateral Reduction Notice”). In case of a Customer Collateral Reduction Notice, additional ALOC Interest Amounts shall be payable in an amount equal to the lesser of (x) the product of the rate applicable to calculation of the ALOC Interest Amounts and the amount by which the applicable LOC Amount was reduced calculated and payable for the twelve (12) month period after the date of the Customer Collateral Reduction Notice and (y) the product of the rate applicable to calculation of the ALOC Interest Amounts and the amount by which the applicable LOC Amount was reduced calculated and payable for any lesser period remaining in the Term. No additional ALOC Interest Amounts will be payable in case of a WC Insurer Collateral Reduction Notice, which shall be accompanied by a program agreement or other equivalent notification from the relevant WC Insurer. After receipt of a Reduction Request from the Customer, CLIF will promptly make arrangements for the applicable NAIC Compliant Bank to promptly deliver to the applicable WC Insurer a substitute LOC with a Stated Amount in such decreased Applicable LOC Amount, on the conditions that (I) the applicable WC Insurer shall simultaneously surrender the previously received Applicable LOC to the applicable NAIC Compliant Bank for cancellation and notification to CLIF of such cancellation and (II) with respect to a Customer Collateral Reduction Notice, the Customer shall have paid, or shall concurrently pay, to CLIF any applicable additional ALOC Interest Amounts. Within five (5) Business Days after the delivery and cancellation of such substitute Applicable LOC and the receipt by CLIF of any applicable additional ALOC Interest Amounts for a Customer Collateral Reduction Notice, CLIF will deliver to the Customer an amended Appendix 1 that reflects the decreased Applicable LOC Amount set forth in the Reduction Request.

1.3.	Payments and Repayments; Interest.

1.3.1.

Advances. If a WC Insurer (or its permitted transferee or assignee) presents a sight draft to the applicable NAIC Compliant Bank in compliance with the terms of an Applicable LOC, CLIF shall provide substantially concurrent notice to the Customer and the payment of such sight draft by such NAIC Compliant Bank shall then constitute an advance (an “Advance”) made by CLIF to the Customer, made pursuant to, and subject to the terms of, this Agreement.

1.3.2.

Repayment of Advances. The Customer shall repay and reimburse CLIF on demand for the full amount of each Advance not later than 2:00 p.m., New York City time, on (a) the fifth Business Day after the day that the Customer receives a Communication from CLIF which Communication shall (i) notify the Customer that an Advance was made, (ii) specify the amount of such Advance, (iii) designate an account for payment of such Advance, and (iv) specify the due date and time by which repayment must be received on such day (an “Advance Notice”), if such Communication is received prior to 10:00 a.m., New York City time, or (b) the sixth Business Day after the day that the Customer receives such Communication, if such Communication is not received prior to such time. Such repayment shall be made by wire transfer by the Customer in United States Dollars, in immediately available funds.

1.3.3.

Interest Rate. If and only if any Advance is not repaid in full when due in accordance with Section 1.3.2, the Advance shall bear interest at a rate per annum equal to the Default Rate, payable upon demand, on and from the date such Advance was made by CLIF to the Customer until the date such Advance was repaid in full.

1.3.4.

Interest Computation. All computations of interest hereunder shall be made on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day) in the period for which such interest is payable.

1.3.5.

Payments. All payments to be made by the Customer hereunder shall be absolute and unconditional, made without any condition, suspension, abatement, reduction, abrogation, waiver or diminution, and without any deduction or withholding for any defense, set-off, recoupment, counterclaim, set-off, Taxes or other obligations, regardless of any cause or circumstance whatsoever, which may now exist or may hereafter arise, including without limitations, any deduction or withholding for any present or future taxes, levies, imposts, duties, fees, assessment, or other charges of whatever nature, or any counterclaim which the Customer may have or assert against CLIF or any other person (including any NAIC Compliant Bank), including, without limitation, the operation of any Debtor Relief Laws. If any deduction or withholding is required by applicable Law to be made on a payment by the Customer, the Customer will pay such additional amount as may be necessary to make the amount received by the relevant recipient (after withholding or deduction) not less than the amount stated to be payable hereunder; provided, however, that CLIF shall not obtain an LOC from any NAIC Compliant Bank to the extent that, on the day such LOC is issued, Customer would be required by applicable law to withhold on any payment to any relevant recipient required to made pursuant to such LOC. If at any time insufficient funds are received by CLIF to pay fully all amounts then due hereunder, such funds shall be applied (i) first, to pay all interest then accrued hereunder in respect of all Advances which are unpaid and outstanding at such time, and (ii) second, to pay the principal amount of each Advance due hereunder on a first-in, first-out basis. Such amounts shall be payable in accordance with the relevant Advance Notice unless otherwise specified at the time of payment.

1.3.6.

Survival. The Customer’s obligation to repay any Advance and any Default Rate on any applicable Advance under this Section 1.3 shall survive the Termination Date for so long as any Advances due from the Customer to CLIF remain unpaid and outstanding.

1.4.

Benchmark Replacement. If at any time the SOFR Reference Rate is not available at such time for any reason, then the Service Provider may replace the SOFR Reference Rate with an alternate interest rate index and adjustment, if applicable, as reasonably selected by the Service Provider, giving due consideration to any evolving or then existing conventions for such interest rate index and adjustment (any such successor interest rate index, as adjusted, the “Successor Rate”). In connection with the implementation of any Successor Rate, the Service Provider will have the right, from time to time, in good faith to make any conforming, technical, administrative or operational changes to this Agreement or other Transaction Documents as may be necessary or appropriate to reflect the adoption and administration of such Successor Rate and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments to this Agreement implementing such conforming changes will become effective upon notice to CLIF and the Customer without any further action or consent of the any party hereto. If at any time any Successor Rate is less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

2.

CONDITIONS TO EFFECTIVENESS. The Customer will become a participant in the ALOC Program, and CLIF will undertake to have one or more NAIC Compliant Banks issue LOCs to the WC Insurers in the amounts and as identified in Exhibit B attached hereto if the following conditions are satisfied (or waived by CLIF in writing) as of the Effective Date:

(i)	each of the Customer and CLIF shall have duly executed and delivered signed copies of this Agreement and all other Transaction Documents to which it is a party;

(ii)	the Customer shall have paid to CLIF the full amount of the Facility Commitment Fee then due;

(iii)	no Event of Default shall have occurred and be continuing;

(iv)

the representations and warranties contained in this Agreement shall be true and correct in all material respects as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date (or, in the event that such representations and warranties are qualified by materiality or material adverse effect or language of similar import, such representations shall be true and correct in all respects);

(v)

there shall not exist any order, injunction or decree of any Governmental Authority restraining or prohibiting the Customer from entering into this Agreement or any other Transaction Documents, or perform transactions contemplated under such agreements;

(vi)

CLIF shall have received all documentation and other information (including as may be requested by the NAIC Compliant Bank issuing any Applicable LOC), as required by applicable regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and

(vii)

CLIF shall have received such officer’s certificates, good standing certificates, financial statements, and other documents reasonably required by CLIF, any applicable WC Insurer or any NAIC Compliant Bank issuing any Applicable LOC.

3.	REPRESENTATIONS AND WARRANTIES. The Customer hereby represents to CLIF as of the Effective Date and on each Quarterly ALOC Interest Payment Date during the Term that:

3.1.

Status. The Customer is a corporation or limited liability company or limited partnership duly incorporated or formed, organized and validly existing in good standing under the laws of its jurisdiction of organization. The Customer is qualified, licensed or registered to carry on business under the laws applicable to it in all jurisdictions in which such qualification, licensing or registration is necessary, except where failure to be so qualified would have a Material Adverse Effect.

3.2.

Power and Authority; Enforceability. The Customer has all requisite corporate or limited liability company or partnership power and authority, as applicable, to (i) own, lease and operate its properties and assets and to carry on its business as now being conducted by it, and (ii) enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party. This Agreement and the other Transaction Documents to which the Customer is a party have been duly executed and delivered by the Customer and constitute legal, valid and binding obligations of the Customer, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by (x) bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or other laws affecting creditors’ rights generally, and (y) general principles of equity and the discretion that a court may exercise in the granting of equitable remedies.

3.3.

Conflict with Other Instruments. The execution and delivery by the Customer and its performance of its obligations under, and compliance with the terms, conditions and provisions of, this Agreement and the other Transaction Documents to which it is a party will not conflict with or result in a breach of any of the terms or conditions of (i) its Organizational Documents (or those of any of its Subsidiaries), (ii) any applicable Law in any material respect, or (iii) any material contractual restriction binding on or affecting the Customer or its Subsidiaries or its or their respective assets.

3.4.

Entity Action; Governmental Approvals. The execution and delivery of this Agreement and the other Transaction Documents by the Customer, in each case, to the extent a party thereto and the performance by the Customer of its obligations under this Agreement and the other Transaction Documents, in each case, to the extent a party thereto, have been duly authorized by all necessary corporate, limited liability company or other entity action. No authorization, consent, approval, registration, qualification, designation, declaration or filing with any Governmental Authority or other Person is necessary in connection with the execution, delivery and performance by the Customer of obligations under this Agreement or the other Transaction Documents, except as are in full force and effect as of the Effective Date. There is no proceeding pending or, to the knowledge of the Customer, threatened in writing against the Customer or any of its Subsidiaries that would reasonably be expected to result in the revocation, cancellation, suspension, or any adverse modification of any such authorization, consent, approval, registration, qualification, designation, declaration or filing with any Governmental Authority or other Person, in each case, that would reasonably be expected to have a Material Adverse Effect.

3.5.

Authorizations. (i) The Customer possesses all authorizations, permits, consents, registrations and approvals necessary to properly conduct its businesses, to enter into this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated herein, (ii) all such authorizations, permits, consents, registrations and approvals are in good standing and in full force and effect, except, in the cases of clauses (i) and (ii), where the failure to possess or maintain in good standing and in full force and effect such authorizations, permits, consents, registrations or approvals, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and (iii) there is no proceeding pending or threatened in writing against the Customer that would cause the Customer to fail to possess or maintain in good standing and in full force and effect such authorizations, permits, consents, registrations or approvals, in each case, that would reasonably be expected to have a Material Adverse Effect.

3.6.	Compliance with Laws. Each of the Customer and its Subsidiaries is in compliance with all applicable Laws in all material respects.

3.7.

Financial Condition. Each of (i) the audited consolidated balance sheet of Parent and its Subsidiaries for the fiscal year ended at least 90 days prior to the Effective Date (the “Most Recent Year-End Audit Date”), and the related audited consolidated statements of income or operations, stockholders’ equity and cash flows for the fiscal year ended on that date and (ii) the unaudited consolidated balance sheet of Parent and its Subsidiaries dated as of at least 45 days prior to the Effective Date (the “Latest Balance Sheet”) and the related unaudited consolidated statements of income and cash flows for the stub period for the fiscal months then ended, the true and correct copies of which have been delivered to CLIF prior to the Effective Date (x) were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby and (y) fairly present in all material respects the consolidated financial condition of Parent and its Subsidiaries as of the dates thereof and their results of operations for the periods covered thereby. Since the Most Recent Year-End Audit Date, there has been no Material Adverse Effect or any event or circumstance which would reasonably be expected to result in a Material Adverse Effect.

3.8.

No Undisclosed Liabilities. None of the Customer or its consolidated Subsidiaries has any Liabilities (including as a result of COVID-19 and COVID-19 Measures), whether accrued, absolute, contingent or otherwise and/or arising out of any transactions entered into at or prior to the date hereof, or any action or inaction at or prior to the date hereof, or any state of facts existing at or prior to the date hereof or otherwise, other than: (i) Liabilities set forth on the face of the Latest Balance Sheet, (ii) Liabilities that have arisen since the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice (none of which is a Liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of law, environmental matter, claim or lawsuit), and (iii) Liabilities under material contracts (but not Liabilities for breaches thereof).

3.9.

Tax Liability. The Customer and its Subsidiaries have filed all Tax returns which are required to be filed. The Customer and its Subsidiaries have paid all Taxes which have become due and payable pursuant to such returns or pursuant to any assessment received by the Customer or any of its Subsidiaries, other than those in respect of which liability based on such returns or assessments is being contested in good faith and by appropriate proceedings where adequate reserves have been established in accordance with GAAP, and all Taxes that any Governmental Authority is currently entitled to collect in respect of such contest, if any, have been paid. Adequate provision for payment has been made for Taxes not yet due. There are no disputes with respect to Taxes existing or pending involving the Customer or any Subsidiaries which would reasonably be expected to have a Material Adverse Effect.

3.10.

Solvency. As of the Effective Date and the date any Applicable LOC is delivered, the Customer and its Subsidiaries, on a consolidated basis, are Solvent and will be Solvent after giving effect to the payment of the Facility Commitment Fee and all ALOC Interest Amounts, as applicable.

3.11.

Litigation. There is no action, suit, arbitration or proceeding pending or, to the Customer’s knowledge, threatened in writing before or by any Governmental Authority or arbitrator, or by or against any elected or appointed public official or private person, which (i) challenges, or to the knowledge of the Customer, has been proposed which may challenge, the validity or propriety of the transactions contemplated under the Agreement or the other Transaction Documents or the documents, instruments and agreements executed or delivered in connection therewith or related thereto, or (ii) would reasonably be expected to have a Material Adverse Effect.

3.12.

No Default. No Default or Event of Default has occurred and is continuing. The Customer is not aware of any circumstances that would reasonably be expected to give arise to a Default or an Event of Default upon giving effect to or as a result of entry of or payment under any Transaction Document or the issuance of any Applicable LOC.

3.13.

Regulated Entities. Neither the Customer nor any of its Subsidiaries is (i) an “investment company” within the meaning of the Investment Company Act of 1940 or (ii) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute, rule or regulation limiting its ability to incur debt, pledge its assets or perform its obligations under this Agreement or the other Transaction Documents to which it is a party.

3.14.

Environmental Matters. Except as would not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect, the Customer and its Subsidiaries (i) is and has been in compliance with all applicable Environmental Laws; (ii) has obtained and maintain in full force and effect all Permits required by any Governmental Authority or applicable Environmental Law required for the operation of the business as currently conducted, (iii) is not party to, and no real property currently (or to the knowledge of the Customer) owned, leased, subleased, operated or otherwise occupied by or for any such Person is subject to or the subject of, any Contractual Obligation or any actual or pending or, to the knowledge of the Customer, threatened, order, decree, action, investigation, suit, proceeding, audit, Lien, claim, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Environmental Law by either a Governmental Authority or any other person, which has not been fully and finally remedied (or remediated) in compliance with all Environmental Laws and to the satisfaction of applicable Governmental Authorities, (iv) has not caused or suffered to occur, and has no knowledge of, any current or past Release of Hazardous Materials that has not been remedied in compliance with all Environmental Laws and to the satisfaction of applicable Governmental Authorities at, on or from any real property or for which the Customer is liable; and (v) is not, and has not been, engaged in, and has not permitted any current or former tenant to engage in, operations in violation of any Environmental Law.

4.

AFFIRMATIVE COVENANTS REGARDING FINANCIAL STATEMENTS. During the Term, the Customer shall maintain a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that unaudited interim financial statements shall not be required to have footnote disclosures and are subject to normal year-end adjustments). During the Term, the Customer shall deliver to CLIF by electronic transmission, no later than one hundred and twenty (120) days after Parent’s fiscal year-end, or sixty (60) days after each of the first 3 fiscal quarter ends of each fiscal year, the consolidated annual audited financial statements and consolidated unaudited quarterly financial statements, as applicable, of Parent and its Subsidiaries for the relevant periods then ended during the Term, which shall have been prepared in accordance with GAAP. Concurrently with any delivery of the annual audited financial statements delivered in accordance with this Section 4, the Customer shall deliver to CLIF (a) in each case, a Compliance Certificate signed by a Responsible Officer of Customer containing either a certification that no Default exists or, specifying the nature of each such Default, the nature and status thereof and any action taken or proposed to be taken with respect thereto, and (b) with respect to the annual audited financial statements, a customary audit report prepared by Parent’s auditor on the Effective Date, any other independent registered public accounting firm of nationally recognized standing, or another “registered public accounting firm” as defined in Section 2 of the Sarbanes-Oxley Act of 2002 (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit except (i) as permitted by the Exchange Act and the regulations promulgated thereunder, (ii) from an actual or anticipated financial covenant default, (iii) from an upcoming maturity date, (iv) solely in relation to the activities, operations, financial results, assets or liabilities of any unrestricted subsidiary or (v) from any emphasis of matter or like explanatory statement), as to such financial statements presenting fairly in all material respects the financial position, results of operations and cash flows of Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP. For the avoidance of doubt, any and all financial statements required under this agreement with respect to the Customer shall be deemed satisfied by providing consolidated financial statements with respect to Parent and its Subsidiaries.

5.

OTHER AFFIRMATIVE COVENANTS. The Customer covenants and agrees that it will do all of the following, so long as any amounts may be drawn under any Applicable LOCs or any Obligations remain outstanding under this Agreement (in each case other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), unless CLIF shall otherwise consent in writing:

5.1.

Notices. The Customer shall notify promptly CLIF of each of the following (and in no event later than five (5) Business Days after a Responsible Officer becomes aware thereof): (i) the occurrence or existence of any Default or Event of Default; (ii) the occurrence or existence of any breach, violation of, or any non-compliance with, any Law to the extent such breach, violation or non-compliance would reasonably be expected to result in a Material Adverse Effect, and including a description of such breach, non-performance, default, expiration, termination, violation or non-compliance and the steps, if any, such Person has taken, is taking or proposes to take in respect thereof; (iii) the commencement of any litigation or proceeding, or any material development in any litigation or proceeding, affecting the Customer or its property (A) which would reasonably be expected to have a Material Adverse Effect, or (B) in which the relief sought is an injunction or other stay of the performance of this Agreement or any other Transaction Document; and (iv) any Material Adverse Effect subsequent to the date of the most recent audited financial statements delivered to CLIF pursuant to Section 4 of this Agreement.

5.2.

Preservation of Corporate Existence. The Customer shall (i) preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable; and (ii) preserve and maintain its rights (charter and statutory), privileges, franchises, licenses and permits necessary or desirable in the normal conduct of its business or as otherwise permitted hereunder, except, in the case of clause (ii), where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.3.

Maintenance of Properties. The Customer and its Subsidiaries shall maintain and preserve all their Properties which is used or useful in its business in good working order and condition, ordinary wear and tear excepted, and shall make all necessary repairs thereto and renewals and replacements thereof, in each case except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.4.	Compliance with Applicable Laws. The Customer shall, and shall cause each of its Subsidiaries to, comply with the requirements of all applicable Laws, in all material respects.

5.5.

Payment of Tax Obligations and Claims. The Customer shall pay or cause to be paid, when due and payable, (i) all Taxes imposed upon it or upon its income, sales, capital or profit or any other assets belonging to it before the same becomes delinquent or in default, and (ii) all claims which, if unpaid, would by applicable Law become a Lien upon the Customer’s assets, except any such Tax or claim which is being contested in good faith and by proper proceedings that stay the enforcement of any Lien and for which the Customer has established adequate reserves in accordance with GAAP.

5.6.

Keeping of Books. The Customer shall during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and CLIF shall have inspection rights at any and all times during the continuance thereof) permit CLIF and any of its Representatives to inspect, and make extracts and copies from, all of the Customer’s books and records at the offices of the Customer, in each instance, at the Customer’s expense; provided that, the Customer shall only be obligated to reimburse CLIF for the expenses of one such inspection by CLIF per calendar year or more frequently if an Event of Default has occurred and is continuing.

5.7.

Anti-Terrorism Laws. The Customer and each of its Subsidiaries shall (a) comply with all applicable Anti-Terrorism Laws in all material respects, (b) ensure each does not use any of the funds under the ALOC Program or any Advances in violation of any Anti-Terrorism Laws, (c) ensure each does not fund any repayment of any fund under the ALOC Program or the Advances in violation of any Anti-Terrorism Laws, and (d) shall promptly provide all information with respect to the Customer and its Subsidiaries, including supporting documentation and other evidence, as may be reasonably requested by CLIF, or any prospective permitted assignee of CLIF, in order to comply with any applicable Anti-Terrorism Laws or such other applicable “know your client” laws and requirements, whether now or hereafter in existence, including under the USA Patriot Act or other applicable anti-money laundering laws.

5.8.

Insurance. The Customer shall maintain with financially sound and reputable insurance companies insurance with respect to its assets, properties and business, against such hazards and liabilities, of such types and in such amounts, as is customarily maintained by companies in the same or similar businesses similarly situated, including, without limitation, with all applicable WC Insurers. Each policy of WC Insurance shall provide for at least thirty (30) days’ prior written notice to the Service Provider of any cancellation of such policy (or ten (10) days’ prior written notice in the case of the failure to pay any premiums thereunder). A true and complete listing of all WC Insurance, including issuers, coverages and deductibles, shall be provided to the Service Provider from time to time (but no more frequently than once a year) promptly following the request of the Service Provider.

5.9.

Provision of Accurate Information. The Customer shall ensure that all material written information, exhibits and reports furnished to CLIF, when taken as a whole, do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which made, and will reasonably promptly after becoming aware of any failure of the foregoing to be true, to disclose to

CLIF information that will cause such representation to be true and correct as if made at the time the such additional disclosure is made. The Customer covenants that any projected financial information made available to CLIF has been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at such time of delivery.

5.10.

Further Assurances. At its sole cost and expense, upon the reasonable request of CLIF, the Customer shall execute and deliver or cause to be executed and delivered to CLIF such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of CLIF to carry out more effectually the provisions and purposes of this Agreement and the other Transaction Documents. Promptly upon request by CLIF, the Customer shall take such actions to better assure, grant, preserve, protect and confirm to CLIF the rights granted or now or hereafter intended to be granted to the Service Provider for the benefit of CLIF under any Transaction Document. Notwithstanding the foregoing, this Section 5.10 shall only apply for so long as an Applicable LOC has been cash collateralized in accordance with Section 9.2.3.

5.11.

Additional Information. The Customer will furnish to CLIF (which may make such request at the direction of the NAIC Compliant Bank that issued or is issuing any Applicable LOC), promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Customer and its Subsidiaries, or compliance with the terms of this Agreement or any other Transaction Document, as the CLIF may reasonably request.

6.

NEGATIVE COVENANTS. The Customer covenants and agrees that it will not do any of the following, so long as any amounts may be drawn under any Applicable LOCs or any Obligations remain outstanding under this Agreement (in each case other than any contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), unless CLIF shall otherwise consent in writing:

6.1.

Change in Business. The Customer shall not engage in any line of business substantially different from those lines of business carried on by it or its Subsidiaries on the Effective Date and any business reasonably complementary or ancillary thereto.

6.2.	Change in Structure. The Customer shall not amend any of its Organizational Documents in any respect materially adverse to CLIF.

6.3.

Changes in Accounting and Jurisdiction of Organization. The Customer shall (i) provide notice to CLIF promptly following any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP, and (ii) shall not make any change its jurisdiction of organization or formation without, in the case of clause (ii), at least ten (10) Business Days’ prior written notice to CLIF (or such shorter period as may be agreed by CLIF in its reasonable discretion).

6.4.

Mergers. The Customer shall not enter into, any reorganization, consolidation, amalgamation, arrangement, winding-up, merger or other similar transaction (a “Merger”) except that the Customer may enter into any such transaction if (i) no Default or Event of Default exists or would result from such transaction; (ii) the Customer provides prompt advance notice thereof to CLIF; (iii) the continuing corporation assumes the Customer’s obligations under this Agreement and the other Transaction Documents to which it is party; (iv) such Merger is on such terms, and carried out in such manner, as to preserve and not to impair, and to have no material adverse effect on, any of the rights and powers of CLIF under this Agreement and the other Transaction Documents; and (v) prior to or contemporaneously with the completion of such Merger, the continuing corporation shall have executed and delivered, or caused to have been executed and delivered, to CLIF such documents (including legal opinions of counsel to the continuing corporation) as may, in the opinion of CLIF, acting reasonably, be necessary to effect or establish the matters in clauses (i) through (iv) of this Section 6.4 above.

6.5.

Anti-Corruption Laws; Sanctions. Neither the Customer nor any of its Subsidiaries, nor to the knowledge of the Customer, any director, officer, agent, employee, or other Representative or Person acting on behalf of the Customer or any of such Subsidiaries, will make any payments to any Person, including any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, that would result in a violation of any Anti-Corruption Laws. Furthermore, neither the Customer nor any of such Subsidiaries will, directly or indirectly, lend, contribute or otherwise make available any funds from the ALOC Program or any Advance to any Subsidiary, Affiliate, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person participating in the transaction of any Sanctions.

6.6.	Reserved.

6.7.

Restrictions on Dispositions. The Customer shall not sell, lease, transfer, encumber, assign or otherwise dispose of all or any part of its business or property, whether now owned or later acquired, other than those (A) already existing at the time of the date hereof, (B) in the ordinary course of business, or (C) dispositions or other actions that do not have Material Adverse Effect.

7.	EVENTS OF DEFAULT. “Event of Default” wherever used herein means any one of the following events:

7.1.

Failure to Pay Advances, Interest, Fees, Etc. If the Customer shall fail to make any payment of (i) the principal of any Advance, (ii) interest on any Advance, (iii) any Facility Commitment Fee or any ALOC Interest Amounts or (iv) any other amounts owing hereunder, in each case, on the dates when the same shall become due and payable hereunder.

7.2.

Misrepresentations. If any representation or warranty made by the Customer in this Agreement or in any other Transaction Document shall be false or misleading in any respect (or in any material respect if such representation or warranty is not by its terms already qualified as to materiality) when made or deemed made.

7.3.

Covenant Defaults. If, after the lapse of the cure periods in Section 8, there shall occur a default in the due performance or observance of any term, covenant or agreement to be performed or observed by the Customer pursuant to this Agreement or any other Transaction Document.

7.4.

Insolvency. (i) The Customer shall (A) make an assignment for the benefit of creditors or a composition with creditors, (B) generally not be paying its debts as they mature, (C) admit its inability to pay its debts as they mature, (D) file a petition in bankruptcy, (E) be adjudicated insolvent or bankrupt, (F) petition or apply to any tribunal for the appointment of any receiver, custodian, liquidator or trustee of or for it or any substantial part of its property or assets, or (G) commence any proceeding relating to it under any Debtor Relief Law of any jurisdiction, whether now or hereafter in effect; or (ii) there shall be commenced against the Customer any such proceeding or an order, judgment or decree approving the petition in any such proceeding shall be entered against the Customer which is not dismissed within forty-five (45) days after filing; or (iii) the Customer shall have made any transfer of its property to or for the benefit of a creditor which constitutes a preferential transfer under any Debtor Relief Law; or (iv) the Customer shall have suffered or permitted, while insolvent, any creditor to obtain a lien upon any of its property through legal proceedings or distraint.

7.5.

Cross Default. The Customer (i) fails to make any payment in respect of any Debt (other than the Obligations) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $104,100,000 (“Material Debt”) when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Material Debt, and such failure or event continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure or event, if the effect of such failure, event or condition is to cause or to permit the holder or holders of such Material Debt or beneficiary or beneficiaries of such Material Debt (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Material Debt to be declared to be due and payable (or otherwise required immediately to be prepaid, redeemed, purchased or defeased) prior to its stated maturity (without regard to any subordination terms with respect thereto) or cash collateral in respect thereof to be demanded.

7.6.

Judgment. One or more judgments, arbitration awards, orders or decrees shall be rendered against the Customer, which has or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

7.7.

Cease to be Valid or Binding. Any material provision of this Agreement or of any other Transaction Document shall for any reason cease to be valid and binding on or enforceable against the Customer (other than as a result of one or more transactions permitted pursuant to this Agreement) or the Customer shall so state in writing or bring an action to limit its obligations or liabilities thereunder.

7.8.	Change of Control. A Change of Control shall occur.

8.

NOTICE AND OPPORTUNITY TO CURE. Notwithstanding any other provision of this Agreement or the other Transaction Documents, CLIF shall not take action with respect to any Event of Default (i) because of a monetary default (defined below), unless the monetary default is not cured within five (5) Business Days of its due date, or (ii) because of a nonmonetary default (defined below) that is capable of being cured, as determined by CLIF in its sole discretion, unless such nonmonetary default is not cured within thirty (30) calendar days after the date on which CLIF transmits a Communication specifying the nonmonetary default to the Customer. If a nonmonetary default is capable of being cured, as determined by CLIF in its sole discretion, but the cure cannot reasonably be completed within such thirty (30) day cure period, the cure period shall be extended up to sixty (60) calendar days of the date of the Communication so long as the Customer has commenced action to cure within the thirty (30) day cure period and, in CLIF’s opinion in its sole discretion, the Customer is proceeding to cure the default with due diligence. For purposes of this Agreement, the term “monetary default” means a failure by the Customer under Section 7.1, and the term “nonmonetary default” means a failure by the Customer or any Person acting on behalf of the Customer to perform or observe any obligation contained in this Agreement or any other of the Transaction Documents, other than (i) a monetary default or (ii) a default under Sections 7.4 or 7.6.

9.	ACCELERATION; TERMINATION; REMEDIES.

9.1.

Acceleration upon Default; Automatic Acceleration upon Insolvency. Subject to Section 8, upon the occurrence and during the continuance of any Event of Default (other than an Event of Default under Section 7.4), CLIF may by written notice to the Customer, declare the entire unpaid principal balance or any portion of the principal balance of all or any of the Advances, and interest accrued, if any, thereon and all other amounts accrued under this Agreement or any other Transaction Documents, to be immediately due and payable by the Customer; provided that, in case of any event with respect to the Customer described in Section 7.4, this Agreement and each other Transaction Document shall automatically terminate and any Advances then outstanding, together with accrued interest thereon and all fees and other Obligations accrued or incurred hereunder or under any other Transaction Document, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Customer.

9.2.	Termination of Participation; Replacement LOCs; Cash Collateralization.

9.2.1.

Notwithstanding anything to the contrary set forth in this Agreement, and in addition to and not in limitation of, any of the other provisions of this Section 9, if the Customer fails to make payment of any Facility Commitment Fee or ALOC Interest Amounts when due, CLIF may provide a Communication to the Customer demanding that payment of any Facility Commitment Fee or ALOC Interest Amounts be made by the Customer on the day that is five (5) Business Days from the date of such Communication (the “Required Payment Cure Date”).

9.2.2.

If (A) there are no Advances outstanding and the Customer fails to make payment of any required fees as set forth in Section 9.2.1, by 2:00 p.m. Eastern Time on the Required Payment Cure Date or (B) subject to Section 8, if any other Event of Default shall have occurred and shall be continuing, in addition to and not in limitation of, any and all other otherwise remedies available to CLIF hereunder or under applicable Law, the Customer shall deliver to the applicable WC Insurers a substitute LOC by no later than the Required Payment Cure Date, with a Stated Amount in such substitute LOC in an amount at least equal to that in the Applicable LOC being so replaced or in such other amount acceptable to the applicable WC Insurers (a “Substitute LOC”) so as to cause the applicable WC Insurers thereupon to surrender immediately the previously received Applicable LOC to the applicable NAIC Compliant Bank for cancellation and notification to CLIF of such cancellation.

9.2.3.

At any time during the existence of an Event of Default which has not been cured within five (5) business days after the Customer receives a Communication from CLIF of the Event of Default and after the lapse of the time of the cure periods in Section 8, or waived by CLIF, CLIF may require the Customer to provide cash collateral (in an amount not to exceed 105% of the undrawn amount of any outstanding Applicable LOCs) to a deposit account designated by CLIF in the undrawn amount of any outstanding Applicable LOCs, which deposit account shall be in the name of and under control of CLIF, which may be a “securities account” (as defined in Section 8-501 of the Uniform Commercial Code as in effect in New York (the “NY UCC”)), in the name and under the sole dominion and control of CLIF (and, in the case of a securities account, in respect of which CLIF is the “entitlement holder” (as defined in Section 8-102(a)(7) of the NY UCC)). The Customer hereby pledges any such account and all amounts credited thereto from time to time to CLIF as collateral security for the prompt payment in full of all amounts due hereunder, including the amount of any draw under an Applicable LOC (such obligations being herein collectively called the “Secured Obligations”), the balances from time to time in any such account shall not constitute payment of any Secured Obligations until applied by CLIF to reimburse it for amounts owed hereunder. Amounts on deposit in the deposit account shall be invested and reinvested by CLIF in such short-term investments as CLIF shall determine in its sole discretion. All such investments and reinvestments shall be held in the name and be under the sole dominion and control of CLIF. CLIF may liquidate any such investments and reinvestments and credit the proceeds thereof to such account and apply or cause to be applied such proceeds and any other balances in the account to the payment of any of the Secured Obligations due and payable. When all of the Secured Obligations shall have been paid in full and all Applicable LOCs have expired or been terminated, CLIF shall deliver to the Customer, against receipt but without any recourse, warranty or representation whatsoever, the balances remaining in such account.

9.2.4.

To the extent the Customer fails to provide a Substitute LOC or otherwise fails to do any of the foregoing, including repayment of any outstanding Advance, in addition to and not in limitation of, all other remedies available to CLIF hereunder and under applicable Law, CLIF may, by written notice to the Customer, notify the Customer that the Customer shall no longer be entitled to participate in the ALOC Program and the Term shall be deemed to have ended and the Termination Date shall be deemed to have occurred. CLIF shall have the same rights to notify the Customer and any applicable WC Insurers of the matters set forth in Section 9.2.1 and Section 9.2.2, upon the occurrence and during the continuance of any other Event of Default, or at any time thereafter if any other Event of Default shall then be continuing. Until such time as a Substitute LOC has been provided and the previously received Applicable LOC has been surrendered for cancellation or cash collateral was provided pursuant to Section 9.2.3, or if any Advances or any other Obligations remain outstanding, notwithstanding any written notice to the Customer pursuant to this Section 9.2.4 that the Term has ended and the Termination Date has occurred, the Customer shall continue to pay the ALOC Interest Amounts on each Quarterly ALOC Interest Payment Date in addition to all other required Obligations, with all of such unpaid required Obligations to bear interest payable at the Default Rate.

9.3.

Remedies in General. In the event of acceleration pursuant to Section 9.1, all principal and interest, fees, and other amounts, with respect to any Facility Commitment Fee, ALOC Interest Amounts, Advances, or any other amounts payable under this Agreement and any other Transaction Documents to CLIF and the Service Provider shall thereupon become and be immediately due and payable, without presentation, demand, protest, notice of protest or other notice of dishonor of any kind, all of which are hereby expressly waived by the Customer; and the Service Provider and CLIF may proceed to protect and enforce their respective rights under this Agreement and the other Transaction Documents in any manner or order it deems expedient without regard to any equitable principles of marshalling or otherwise. All rights and remedies given by this Agreement and the other Transaction Documents are cumulative and not exclusive of any of such rights or remedies or of any other rights or remedies available to CLIF, and no course of dealing between the Customer, on one hand, and CLIF, on the other hand, or any delay or omission in exercising any right or remedy shall operate as a waiver of any right or remedy, and every right and remedy may be exercised from time to time and as often as shall be deemed appropriate by CLIF.

9.4.

Priority of Payments. Notwithstanding any contrary provision set forth in this Agreement or in any other Transaction Document, (i) during the continuance of an Event of Default, any and all payments received by the Service Provider or CLIF in respect of any Obligation; and (ii) all payments made by the Customer after acceleration of all Advances (so long as such acceleration has not been rescinded) or after all Advances have otherwise matured shall be applied as follows: (A) first, to payment of costs, expenses and indemnities, including attorneys’ fees and costs, of the Service Provider payable or reimbursable by the Customer under this Agreement or the other Transaction Documents; (B) second, to payment of costs, expenses and indemnities, including Facility Commitment Fee, ALOC Interest Amounts, attorneys’ fees and costs of CLIF payable or reimbursable by the Customer under this Agreement or the other Transaction Documents; (C) third, to payment of all accrued unpaid interest on the Obligations (whether or not accruing after the filing of any case under the Debtor Relief Laws with respect to any Obligations and whether or not a claim for such post-filing or post-petition interest, fees, and charges is allowed or allowable in any such proceeding); (D) fourth, to payment of principal of the Obligations then due and payable; (E) fifth, to payment of any other amounts owing that constitute Obligations; and (F) sixth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto. In carrying out the foregoing, amounts received shall be applied to each category in the numerical order provided until exhausted prior to the application to the immediately succeeding category.

9.5.	Other Remedies.

9.5.1.

Without limiting other remedies available to CLIF, by law and this Agreement, upon the occurrence of an Event of Default, CLIF is and shall immediately be hereby fully and irrevocably, without the requirement for any other written agreement from any person or party and without recourse, representation warranty or other assurance of any kind, subrogated to all the rights and remedies of the Customer under the Applicable LOC, as against the insurer and as against any collateral securing the policy obligations. CLIF may, and is hereby authorized to, act in its own name, and in the name of the Customer in any and all matters pertaining to the Applicable LOCs, including, without limitation, to sue, compromise, or settle in the Customer’s name, or otherwise endorse or execute all such claims in the name of the Customer, with the same force and effect as if the Customer executed or endorsed them. The Customer confirms its obligations under the Applicable LOCs to execute and deliver all instruments and papers and do whatever else is reasonably necessary to secure such rights for CLIF and, without limiting the foregoing, agrees that it will promptly, following its receipt of a written request by CLIF, and at the Customer’s sole cost and expense, from time to time execute and deliver all such agreements and other documents and take all such other reasonable actions provide such information as shall be necessary or reasonably requested in order for CLIF to exercise the rights, powers and remedies to which it is subrogated hereunder. From and after an Event of Default, if any amounts under the Transaction Documents or the applicable WC Insurance are paid to or received by the Customer, the Customer shall hold such amounts in trust for the benefit of CLIF and promptly pay over to CLIF such amounts.

9.5.2.

The remedies provided herein shall be cumulative and in addition to all other remedies available under any of the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit CLIF’s right to pursue actual and consequential damages for any failure by the Customer to comply with the material terms of this Agreement and the other Transaction Documents. The Customer acknowledges that a breach by it of its obligations hereunder and under the other Transaction Documents will cause irreparable harm to CLIF and that the remedy at law for any such breach may be inadequate. The Customer therefore agrees that, in the event of any such breach or threatened breach, CLIF shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

9.6.	Termination by Customer; Optional Repayment.

9.6.1.

The Customer may, at any time, by written notice to CLIF, terminate this Agreement and the other Transaction Documents if at such time all Applicable LOCs have expired or been terminated and there and no other Obligations outstanding under this Agreement (in each case other than any contingent indemnification obligations to the extent no claim giving rise thereto has been asserted).

9.6.2.

In the event that any Applicable LOCs remain outstanding the Customer may in compliance with Section 1.2.4 terminate such Applicable LOCs and thereafter at such time all Applicable LOCs have expired or been terminated and there and no other Obligations outstanding under this Agreement (in each case other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) terminate this Agreement.

10.

GOVERNING LAW; JURISDICTION; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.Governing Law. This Agreement and the other Transaction Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Transaction Document (except, as to any other Transaction Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Law of the State of New York, without application of its conflict of laws rules.

10.2.

Jurisdiction. Each party hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Service Provider or CLIF, or any Representative of the foregoing in any way relating to this Agreement or any other Transaction Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court. The Customer irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Transaction Document in any such court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or in any other Transaction Document shall affect any right that CLIF may otherwise have to bring any action or proceeding relating to this Agreement or any other Transaction Document against the Customer or its properties in the courts of any jurisdiction.

10.3.

Service of Process. The Customer hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States with respect to or otherwise arising out of or in connection with any Transaction Document by any means permitted by applicable Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of the Customer specified herein (and shall be effective when such mailing shall be effective, as provided therein).

10.4.

WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, OR OTHER AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.4.

11.

WAIVER OF CONSEQUENTIAL DAMAGES. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST ANY OTHER PARTY, OR ANY INDEMNITEE REFERRED TO IN SECTION 14, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY ADVANCE OR THE USE OF THE PROCEEDS THEREOF. NO PARTY HERETO NOR ANY INDEMNITEE REFERRED TO IN SECTION 14 SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

12.	MISCELLANEOUS.

12.1.

Notices Generally. Subject to Section 12.2, any notice, demand, communication, information, document or other material provided herein (“Communication”) shall be in writing and shall be delivered by hand or overnight courier service or mailed by certified or registered mail to the addresses set forth on the signature page of this Agreement. The Customer acknowledges and agrees that any Communications to CLIF shall be to the attention of the Service Provider. Communications sent by hand or overnight courier service shall be deemed to have been given when received. Communications sent by certified or registered mail shall be deemed to have been given when received. Any party hereto may change its address for Communications by notice to the other parties hereto.

12.2.

Electronic Communications. Communications by the Service Provider to CLIF hereunder may be delivered or furnished by electronic communication (including e-mail) pursuant to procedures approved by the Service Provider. The Service Provider or the Customer may, in its discretion, agree to accept Communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular Communications. Communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such Communication is not sent during the normal business hours of the recipient, such Communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

12.3.

No Implied Waiver. No failure or delay on the part of CLIF in exercising any right, power or privilege under this Agreement or the other Transaction Documents and no course of dealing between the Customer, on the one hand, and CLIF and the Service Provider, on the other hand, shall operate as a waiver of any such right, power or privilege. No single or partial exercise of any right, power or privilege under this Agreement or the other Transaction Documents precludes any other or further exercise of any such right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies expressly provided in this Agreement and the other Transaction Documents are cumulative and not exclusive of any rights or remedies which CLIF would otherwise have. No notice to or demand on the Customer in any case shall entitle the Customer to any other or further notice or demand in similar or other circumstances or shall constitute a waiver of the right of CLIF to take any other or further action in any circumstances without notice or demand. Any waiver that is given shall be effective only if in writing and only for the limited purposes expressly stated in the applicable waiver.

12.4.

Severability. Every provision of this Agreement and of the other Transaction Documents is intended to be severable. If any term or provision thereof shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.

12.5.

Amendments. No amendment or supplement or other modification to this Agreement or any Transaction Document or any provision thereof, and no consent with respect to any departure by the Customer from this Agreement or any other Transaction Document, shall be effective unless the same shall be in writing and signed by each of the Customer and CLIF.

12.6.

Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except the Customer may not assign its rights and obligations hereunder without the prior written consent of CLIF (which may be granted or withheld in its sole discretion). CLIF may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Advances at the time owing to it); provided that, any such assignment shall be subject to (i) the consent of the Customer (such consent not to be unreasonably withheld, conditioned or delayed) unless (x) an Event of Default has occurred and is continuing at the time of such assignment (in which case CLIF, or its prior assignee, may assign all or any portion of its rights and/or obligation hereunder to any Person other than a natural person) or (y) such assignment is to the Service Provider, any entity serviced by the Service Provider under the ALOC Program that enters into an agreement with a NAIC Compliant Bank issuing a LOC for the benefit of a WC Insurer, or an Affiliate of CLIF; and (ii) the consent of the Service Provider (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for assignments to a Person that is not an Affiliate of CLIF. The assignee with respect to any such assignment by CLIF shall execute and deliver to the Service Provider an assignment and acceptance in a form reasonably satisfactory to each of the Service Provider, CLIF and, to the extent required, the Customer. From and after the effective date specified in each assignment by CLIF and acceptance by the assignee, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such assignment and acceptance, have the rights and obligations of CLIF under this Agreement, and CLIF shall, to the extent of the interest assigned by such assignment and acceptance, be released from its obligations under this Agreement (and, in the case of an assignment and acceptance covering all of CLIF’s rights and obligations under this Agreement, CLIF shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 13 and 14 with respect to facts and circumstances occurring prior to the effective date of such assignment. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

12.7.

Maximum Lawful Interest Rate. If, at any time, the rate of interest, together with all amounts that constitute interest and that are reserved, charged or taken hereunder as compensation for fees, services or expenses incidental to the making, negotiating or collecting of any Advance or any ALOC Interest Amounts, shall be deemed by a court of law with competent jurisdiction, or other Governmental Authority with competent jurisdiction or a tribunal to exceed the maximum rate of interest permitted to be charged by CLIF to the Customer under applicable Law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of the unpaid principal amount due pursuant to this Agreement and any Advance.

12.8.

Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 2, this Agreement shall become effective when it shall have been executed by the Customer and CLIF, at a time when CLIF shall have received counterparts hereof that, when taken together, bear the signatures of all of the parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

12.9.

Electronic Execution of Transaction Documents. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or any other Transaction Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

12.10.	Survival of Obligations. The Customer’s obligations under Sections 1.3, 13, 14 and 15, shall survive the termination of the Transaction Documents.

12.11.

Records. The outstanding balance of any Advance, and the unpaid interest accrued thereon, and the amount of any unpaid Facility Commitment Fee or ALOC Interest Amounts, shall at all times be ascertained from the records of CLIF, which shall be conclusive evidence thereof absent manifest error.

12.12.

Integration Clause. This Agreement, together with the other Transaction Documents, any fee letters and any other documents incorporated herein or therein by reference and all related exhibits and schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

12.13.

Third-Party Beneficiary. The Service Provider shall be an express third-party beneficiary of this Agreement and shall be entitled to enforce the provisions hereof against the Customer as if it were a party hereto.

12.14.

Confidentiality. Each party hereto agrees to use commercially reasonable efforts (equivalent to the efforts each party applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to it by the other party, except that a party may disclose such information: (a) to Persons employed or engaged by such party in evaluating, approving, structuring or administering the Applicable LOC and this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential); (b) as required or requested by any law, Governmental Authority, or any insurance industry association, or as compelled by any court decree, subpoena or legal or administrative order or process (provided that, in each case, to the extent permitted by applicable law, such party will use its commercially reasonable efforts to give the other party notice thereof); (c) to any nationally recognized rating agency that requires access to information about CLIF’s letter of credit portfolio in connection with any rating to be issued with respect to CLIF or any of its Affiliates; (d) that ceases to be confidential through no fault of such party or any other Person described in clause (a) above; (e) to any other party to this Agreement; (f) to the extent reasonably necessary in connection with the exercise of any remedies under any Transaction Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights under any Transaction Document; (g) subject to a written agreement of confidentiality, to any assignee or prospective assignee of a party; (h) to Persons employed or engaged by such party assisting in the administration of the ALOC Program; or (i) with the consent of the other party. The terms of this Section 12.14 shall survive termination of this Agreement for a period of one year. The Customer shall not, and shall cause its Subsidiaries and their respective Representatives not to, issue any press release or make any public statement regarding the ALOC Program, this Agreement or the Transaction Documents, or any transaction contemplated by the Transaction Documents, without express prior written consent of CLIF.

13.

COSTS AND EXPENSES. The Customer shall pay within ten (10) days following demand (i) all reasonable and documented out-of-pocket costs and expenses incurred by the Service Provider, CLIF and their respective Affiliates, in connection with the administration of this Agreement and the other Transaction Documents or any amendments, modifications or waivers of the provisions hereof or thereof or arising from provision of their respective services hereunder or thereunder (limited, in the case of legal counsel, to the reasonable and documented fees, expenses, charges and disbursements of one primary outside counsel to each of the aforementioned persons, taken as a whole, as well as one local counsel to each, taken as a whole, in each applicable jurisdiction), (ii) all reasonable and documented out-of-pocket costs and expenses, if any, of the Service Provider and CLIF (and any financial or other professional advisors, consultants, and third party service providers retained, appointed or engaged by or on behalf of CLIF or the Service Provider) if an Event of Default has occurred and is continuing, or otherwise in connection with any workout, restructuring, reorganization or debt modification or exchange transaction, any enforcement of, or exercise or protection of its rights and remedies (whether through negotiations, legal proceedings, or otherwise) (A) in connection with this Agreement and the other Transaction Documents, including its rights under this Section 13, (B) in connection with the Advance made hereunder, including all such reasonable and documented out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advance, (C) in connection with the enforcement or preservation of any right or remedy under this Agreement or any other Transaction Document, or (D) the commencement, defense, conduct of, intervention in, or the taking of any other action (including preparation for and/or response to any subpoena or request for document production relating thereto) with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to the Customer, Transaction Document, Obligation or consummation of the transactions contemplated by this Agreement, and (iii) all reasonable and documented fees and out-of-pocket expenses of the Service Provider arising from the provision of the Service Provider’s services to CLIF under the Transaction Documents.

14.

INDEMNIFICATION. The Customer shall indemnify the Service Provider, CLIF and each Representative of the Service Provider and of CLIF (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities (including the fees, charges and disbursements of one primary outside counsel for all of the Indemnitees, taken as a whole, unless the use of one outside counsel for all of the Indemnitees would present such outside counsel with a conflict of interest (in which case the fewest number of outside counsels necessary to avoid conflicts of interest shall be used)), incurred by any Indemnitee or asserted against any Indemnitee by any Person other than such Indemnitee and its Affiliates arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the Advances or the use or proposed use of the proceeds therefrom, or (iii) any actual claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Customer; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of any Indemnitee or any of its Affiliates, (y) result from a claim brought by the Customer against an Indemnitee or any of its Affiliates for breach of such Indemnitee’s obligations hereunder or under any other Transaction Document, as determined by a court of competent jurisdiction in a final and nonappealable judgment or (z) by one Indemnitee against another Indemnitee, including pursuant to any Transaction Document. The Customer shall not, without the prior written consent of each Indemnitee affected thereby, settle any threatened or pending claim or action that would give rise to the right of any Indemnitee to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnitee at any time (including future, prospective and unmatured claims or actions), (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnitee and (z) does not require any payment to be made, and does not result in any obligation regarding any payment (including any payment of any costs or expenses) to be imposed or require such obligation to be incurred or assumed, and does not require any actions to be taken or refrained from being taken by any Indemnitee other than the execution of the related settlement agreement, if any. This Section 14 regarding indemnification shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages or other amounts arising from any non-Tax claim.

15.	NO PETITION; POWER OF ATTORNEY; SURVIVAL.

15.1.

No Petition. The Customer agrees that it will not at any time prior to the date which is one year and one day, or, if longer, the applicable preference period then in effect, after the payment in full of all Advances and interest thereon under this Agreement and any advances and interest due under any other facilities agreement entered into by CLIF under the ALOC Program, institute against CLIF, or join in any institution against CLIF of, any receivership, insolvency, bankruptcy or other similar proceedings, or other proceedings under any United States federal or state bankruptcy or similar law in connection with any obligations relating to this Agreement.

15.2.

Power of Attorney. CLIF hereby irrevocably appoints the Service Provider as its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the covenants provided for in Section 15.1, including without limitation the following powers: (i) to object to and seek to dismiss any of the proceedings set forth in Section 15.1, and (ii) all powers and rights incidental thereto. This appointment is coupled with an interest and is irrevocable.

15.3.	Survival. The provisions of this Section 15 shall survive the termination of this Agreement.

[Signature pages begin on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective duly authorized officers as of the date first above written.

CUSTOMER:

KUEHG CORP.

By:	/s/ Anthony M. Amandi
Name:	Anthony M. Amandi
Title:	Chief Financial Officer

ADDRESS: 5005 Meadows Road Suite 200 Lake Oswego, OR 97035 Telephone No.: Attention: Tony Amandi, Chief Financial Officer Email:

[Signature Page to Facilities Agreement]

CLIF:

CLIF 2023-1 LLC

By:	CONVERGENCE POINT SOLUTIONS, LLC, as the Manager

By:	/s/ Quentin Hills
Name:	Quentin Hills
Title:	Manager

ADDRESS:	1140 Avenue of the Americas, 8th Floor New York, NY 10036

[Signature Page to Facilities Agreement]

APPENDICES TO THE FACILITIES AGREEMENT

Appendix 1 – LOC Terms

EXHIBITS TO THE FACILITIES AGREEMENT

Exhibit A – Definitions

Exhibit B – WC Insurers and Applicable LOC Amounts

Exhibit C – Form of Compliance Certificate

Exhibit D – Form of Letter of Credit

APPENDIX 1

Applicable LOC Amount:	$20,000,000.00

Insurer
(including name, address and contact info):	Arch Insurance Company and Arch Indemnity Insurance Company
Harborside 3
210 Hudson Street, Suite 300 Jersey City, NJ 07311-1107
Attn: Treasury/Collateral Department

Facility Commitment Fee:	0.25% of the Applicable LOC Amount

ALOC Interest Amounts:	Amounts equal to 5.95% of the Applicable LOC Amount, calculated based on a year of 360 days and the actual number of days the Applicable LOC Amount remains outstanding or any Advances remain outstanding.

Quarterly ALOC Interest Payment Dates:	March 31, June 30, September 30 and December 31

Effective Date:	February 1, 2024

Maturity Date:	December 31, 2026

Appendix 1

EXHIBIT A

DEFINITIONS

The following terms have the meanings set forth in the Section opposite such term:

Term	Section
Advance	1.3.1
Advance Notice	1.3.2
ALOC Interest Amount	1.2.2
ALOC Program	Background
Applicable LOC	1.1
Applicable LOC Amount	1.1
CLIF	Header
Communication	12.1
Customer	Header
Customer Collateral Reduction Notice	1.2.4
Effective Date	Header
Event of Default	7
Facility Commitment Fee	1.2.1
Latest Balance Sheet	3.7
LOC	Background
Material Debt	7.5
Merger	6.4
Most Recent Year-End Audit Date	3.7
NY UCC	9.2.4
Quarterly ALOC Interest Payment Date	1.2.2
Reduction Request	1.2.4
Required Payment Cure Date	9.2.1
Secured Obligations	9.2.4
Service Provider	Background
Substitute LOC	9.2.2
Successor Rate	1.4
Term	1.1
Termination Date	1.1
WC Insurance	Background
WC Insurer	Background
WC Insurer Collateral Reduction Notice	1.2.4

Each of the following terms shall have the meaning provided below:

“Affiliate” means with respect to a specified Person, a Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such Person.

“Anti-Corruption Laws” means any applicable anti-corruption laws from time to time in effect, including the U.S. Foreign Corrupt Practices Act of 1977.

“Anti-Terrorism Laws” means any applicable law, judgment, order, executive order, decree, ordinance, rule or regulation related to terrorism financing or money laundering, from time to time in effect including, but not limited to, the USA Patriot Act and the U.S. Bank Secrecy Act.

“Business Day” means any day other than a Saturday, Sunday or day which shall be in the State of New York a legal holiday or day on which banking institutions are required or authorized to close. In the event that payment or performance of any covenant, duty or obligation is stated to be due or performance is required on (or before) a day that is not a Business Day, then the time for such performance or payment shall be extended to the next Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Authority, as the same may be amended or supplemented from time to time hereafter with respect to the response of the U.S. federal government to COVID-19.

“Change of Control” means (a) at any time prior to the consummation of a Qualifying IPO, the Permitted Holders ceasing to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Effective Date), in the aggregate, directly or indirectly, 50% or more of the aggregate ordinary voting power represented by the issued and outstanding equity interests of Parent, (b) at any time upon or after the consummation of a Qualifying IPO, any Person (other than a Permitted Holder) or Persons (other than one or more Permitted Holders) constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Effective Date, but excluding any employee benefit plan, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becoming the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the Effective Date), directly or indirectly, of equity interests representing more than 50% of the aggregate ordinary voting power represented by the then issued and outstanding equity interests of Parent, unless, in the case of either clause (a) or (b) above, the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election 50% or more of the members of the board of directors of Parent, or (c) the occurrence of any “change of control” (howsoever defined) under any Material Debt of the Customer.

“Co-Investor” means any (a) Person (other than the Sponsor or any Management Stockholder) who is a holder of equity interests in Parent (or any of the direct or indirect parent companies of Parent) on the Effective Date and (b) Affiliate of any such Person in clause (a).

“Code” means the Internal Revenue Code of 1986, as amended, and all regulations and other guidance promulgated thereunder.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C attached hereto.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract, or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means any law, directive, pronouncement or guideline issued by any Governmental Authorities, the Centers for Disease Control and Prevention, the World Health Organization or any industry group providing for business closures, changes to business operations, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of COVID-19, including, but not limited to, the CARES Act.

“Debt” means, as to any Person, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade payables, accrued expenses or similar obligations to a trade creditor or other accounts payable incurred in the ordinary course of such Person’s business and not outstanding for more than 90 days after the date such payable was created), (b) all obligations of such Person evidenced by notes, bonds, debentures, or other similar instruments, (c) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (d) lease obligations of such Person that, in accordance with GAAP as in effect on December 1, 2018, should be capitalized, (e) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (f) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such

Person, (g) all Debt of other Person referred to in clause (a) to (f) above guaranteed directly or indirectly by such Person, and (h) all Debt referred to in clause (a) to (g) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States from time to time in effect.

“Default” means any condition or event which, with notice or lapse of time or both, would become an Event of Default.

“Default Rate” means a rate per annum equal to the lower of (a) the sum of (i) the applicable Three-Month SOFR Term Rate plus (ii) the rate applicable to calculation of the ALOC Interest Amounts, plus (iii) two percent (2%), and (b) the maximum legal rate of interest which CLIF is legally entitled to charge, contract for or receive under any law to which such interest is subject.

“Environmental Laws” means all Laws imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the workplace, the use, storage and presence of, and exposure to, Hazardous Material, the environment and natural resources, including requirements relating to underground storage tanks, the use, storage, transport, Release or presence of petroleum and petroleum products, public notification, and environmental transfer of ownership, notification or approval statutes.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions and comparable stature and authority within the accounting profession) that are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Hazardous Material” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“Law” means all common law and all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, Taxes, commissions, charges, disbursements and expenses (including those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereof and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“Lien” means any mortgage, deed of trust, trust or deemed trust, lien (statutory or otherwise), pledge, assignment, hypothecation, encumbrance, charge, security interest, deposit arrangement, royalty interest, claim, right of detention or seizure, right of distraint, easement, or right of set off (other than a right of set off arising in the ordinary course), including the interest of a vendor or a lessor under any conditional sale agreement, capital lease, title retention agreement or consignment agreement (or any financing lease having substantially the same economic effect as any of the foregoing), and any other agreement, trust or arrangement that in substance secures payment or performance of an obligation.

“Management Stockholders” means the members of management of Parent or any of its Subsidiaries or any direct or indirect parent thereof who are investors in Parent or any direct or indirect parent thereof, or together with the family members thereof, or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their respective heirs, executors, successors and legal representatives.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on the business, operations, results of operations, assets, liabilities or financial condition of the Customer and its Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Customer and its Subsidiaries, taken as a whole, to perform their payment obligations under any Transaction Document to which it is a party, or (c) a material adverse effect on the rights or remedies of CLIF, the Service Provider or any NAIC Compliant Bank under any Transaction Document.

“NAIC” means the National Association of Insurance Commissioners.

“NAIC Compliant Bank” means Goldman Sachs Bank USA or any other banking institution selected by CLIF that meets the NAIC requirements for a banking institution to issue LOCs in compliance with any requirements for the same by any applicable WC Insurer.

“Obligations” means any and all indebtedness, obligations and liabilities of any type or nature, direct or indirect, absolute or contingent, due or not due, liquidated or unliquidated, arising by operation of law or otherwise, now existing or hereafter arising or created of or by the Customer to CLIF or the Service Provider, related to the issuance and repayment of any Advances or otherwise under any Applicable LOCs, or any Facility Commitment Fee or ALOC Interest Amounts, or represented by or incurred pursuant or relating to this Agreement. Without limiting the generality of the foregoing, the term “Obligations” shall include (a) principal of, and interest on any Advances, Facility Commitment Fee or ALOC Interest Amounts; and (b) any and all other fees, indemnities, costs, obligations (monetary and non-monetary) and liabilities of the Customer from time to time under or in connection with this Agreement or any of the Transaction Documents.

“Organizational Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred stockholders of such corporation, and any stockholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) for any other entity, any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Stock of such entity.

“Parent” means KinderCare Learning Companies, Inc., a Delaware corporation.

“Permits” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other obligations, pursuant to contracts or otherwise, with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Holders” means any of (a) the Sponsor, (b) the Co-Investors, (c) the Management Stockholders and (d) any group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of which the Persons described in clauses (a), (b) or (c) above are members; provided that in the case of this clause (d), the Persons described in clauses (a), (b) or (c) above collectively own more than 50% of all voting equity interests of Parent beneficially owned by such “group”.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Property” means any intellectual property, personal property, or real property owned by the Customer or any Subsidiary of the Customer.

“Qualifying IPO” means (a) the issuance by Parent or any direct or indirect parent of Parent of its common equity interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) or pursuant to analogous laws in Canada, the United Kingdom or any member of the European Union or (b) any transaction or series of related transactions following consummation of which Parent or any direct or indirect parent of Parent is either subject to the periodic reporting obligations of the Exchange Act or analogous Laws in Canada, the United Kingdom or any member of the European Union or has a class or series of equity interests that are Traded Securities, in each case, if following such transaction or series of transactions the capital stock of such person is listed on a national securities exchange in the United States, Canada, the United Kingdom or any member of the European Union.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Representatives” means, with respect to any Person, its directors, officers, owners, employees, agents and advisors (including financial advisors, attorneys, accountants and other consultants).

“Responsible Officer” means the chief executive officer or the president of the Customer, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of the Customer, or any other officer having substantially the same authority and responsibility.

“Sanctions” means applicable economic or trade sanctions or other restrictive measures administered or enforced by a Governmental Authority or other relevant sanctions authority which governs transactions in controlled goods or technologies or dealings with countries, entities, organizations or individuals subject to such economic or trade sanctions or restrictive measures.

“SOFR” means for any U.S. Government Securities Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the website of the Federal Reserve Bank of New York at approximately 8:00 a.m. (New York City time) currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator), on the immediately succeeding U.S. Government Securities Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Solvent” means, with respect to the Customer and its Subsidiaries on a consolidated basis, that on the relevant date (i) the fair value of the property of the Customer and its Subsidiaries on a consolidated basis, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of the Customer and its Subsidiaries on a consolidated basis, as such liabilities become absolute and mature, (ii) the present fair saleable value of the assets of the Customer and its Subsidiaries on a consolidated basis, is not less than the amount that will be required to pay the probable liability of the Customer and its Subsidiaries on a consolidated basis, on its debts as they become absolute and matured, (iii) the Customer and its Subsidiaries on a consolidated basis, do not intend to, and do not believe that they will, incur debts or liabilities beyond ability of the Customer and its Subsidiaries on a consolidated basis, to pay such debts and liabilities as they mature and (iv) the capital of the Customer and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on such date. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Sponsor” means any funds, limited partnerships or co-investment vehicles managed or advised by Partners Group (USA) Inc., any of its Affiliates or direct or indirect Subsidiaries (or jointly managed by any such Person or over which any such Person exercises governance rights).

“Stated Amount” means the applicable definition set forth in each Applicable LOC.

“Stock” means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting; and (b) all securities convertible into or exchangeable for any other Stock and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any other Stock, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any corporation, limited liability company, company, association or other business entity which the parent and/or one or more subsidiaries of the parent Controls, (b) any partnership, (x) a general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (y) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (c) any other Person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Three-Month SOFR Term Rate” means the SOFR Reference Rate for a tenor of three month on the day (the “SOFR Reset Date”) that is one (1) U.S. Government Securities Business Days prior to the first day of the applicable date, as such rate is published by the SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any SOFR Reset Date the SOFR Reference Rate for the applicable tenor has not been published by the SOFR Administrator and a Benchmark Replacement Date with respect to the SOFR Reference Rate has not occurred, then Three-Month SOFR Term Rate will be the SOFR Reference Rate for such tenor as published by the SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such SOFR Reference Rate for such tenor was published by the SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such SOFR Reset Date; provided further that, if the relevant rate cannot be determined in accordance with the foregoing, the Service Provider may reasonably determine the applicable Three-Month SOFR Term Rate.

“Transaction Documents” means this Agreement and any and all agreements and instruments executed by the Customer and delivered to CLIF in connection with the foregoing, as the same may be amended, modified or supplemented from time to time.

“Traded Securities” means any debt or equity securities issued pursuant to a public offering or Rule 144A offering in the United States or pursuant to analogous laws of Canada, the United Kingdom or any member of the European Union.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56.

“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

EXHIBIT B

WC INSURERS AND APPLICABLE LOC AMOUNTS

WC INSURER	APPLICABLE LOC AMOUNT
Arch Insurance Company and Arch Indemnity Insurance Company	$20,000,000.00

B-1

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

KUEHG CORP.

Date: ______________, 20

This Compliance Certificate (this “Certificate”) is given by KUEHG CORP., a Delaware corporation (the “Customer”), pursuant to Section 4 of that certain Facilities Agreement dated as of , 2024 among the Customer and CLiF 2023-1 LLC (in such capacity, “CLIF”) (as such agreement may be amended, restated, supplemented or otherwise modified from time to time, the “Facilities Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Facilities Agreement.

The officer executing this Certificate is a Responsible Officer of the Customer and as such is duly authorized to execute and deliver this Certificate on behalf of the Customer. By executing this Certificate, such officer hereby certifies to CLIF, on behalf of the Customer, solely in their capacity as such officer and not in their individual capacity, that:

(a) the financial statements delivered with this Certificate in accordance with Section 4 of the Facilities Agreement are correct and complete copies and fairly present, in all material respects, in accordance with GAAP the financial position and the results of operations of Parent and its Subsidiaries as of the dates of and for the periods covered by such financial statements (subject, in the case of interim financial statements, to normal year-end adjustments and the absence of footnote disclosure); and

(b) no Default or Event of Default exists.

IN WITNESS WHEREOF, the Customer has caused this Certificate to be executed by one of its Responsible Officers this ______ day of ____________, 20__.

KUEHG CORP., the Customer

Name:

Title:

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EXHIBIT D

FORM OF LETTER OF CREDIT

DRAFT

This Draft LC is provided to you at your request and there is no obligation on our part despite our assistance in the preparation of this Draft LC.

The Draft LC is not to be construed as evidence of commitment on our part to issue such LC’s in the future

Goldman Sachs Bank USA

200 West Street

New York, NY 10282

IRREVOCABLE STANDBY LETTER OF CREDIT

Irrevocable Letter of Credit No: ________________	Applicant: KUEHG Corp
5005 Meadows Road., Suite 200 Lake Oswego, OR 97035

Issue Date:

To: Arch Insurance Company and

Arch Indemnity Insurance Company

Harborside 3

210 Hudson Street; Suite 300

Jersey City, NJ 07311-1107

Attn: Treasury/Collateral Department

We hereby establish this clean, irrevocable, and unconditional Letter of Credit in favor of the aforesaid addressees Arch Insurance Company and Arch Indemnity Insurance Company (“Beneficiaries”) for drawings up to USD20,000,000.00 (Twenty Million and 00/100 United States Dollars) effective immediately. This Letter of Credit is issued, presentable and payable at our office at Goldman Sachs Bank USA, c/o Goldman Sachs Loan Operations, 2001 Ross Ave., 37th Floor, Dallas TX 75201, email: gs-loc-business@gs.com, facsimile: 917-977-4587 and expires with our close of business on December 31, 2024.

The term “Beneficiaries” includes any successor by operation of law of any of the named “Beneficiaries”, including, without limitation, any liquidator, rehabilitator, receiver, or conservator.

We hereby undertake to promptly honor your sight draft(s) drawn on us, indicating our Letter of Credit No. XXXX, for all or any part of this Letter of Credit if presented at our office specified above on or before the expiry date or any automatically extended expiry date. Any one of the Beneficiaries or combination of Beneficiaries, acting individually or collectively, may draw on this Letter of Credit in full or in part, and any action taken by any or all Beneficiaries hereunder shall bind each of them.

The original of this Letter of Credit, and all amendments, if any, must accompany all drawings or other transactions hereunder.

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DRAFT

This Draft LC is provided to you at your request and there is no obligation on our part despite our assistance in the preparation of this Draft LC.

The Draft LC is not to be construed as evidence of commitment on our part to issue such LC’s in the future

Except as expressly stated herein, this undertaking is not subject to any agreement, condition, or qualification. The obligation of Goldman Sachs Bank USA under this Letter of Credit is the individual obligation of Goldman Sachs Bank USA and is in no way contingent upon reimbursement with respect thereto.

It is a condition of this Letter of Credit that it is deemed to be automatically extended without amendment for one year from the expiry date hereof, or any future expiration date, unless at least sixty (60) days prior to any expiration date we notify you by registered mail, courier, or express mail that we elect not to consider this Letter of Credit renewed for any such additional period.

This Letter of Credit is subject to and governed by the laws of the State of New York and the 2007 revision of the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce (Publication 600) and, in the event of any conflict, the laws of the State of New York will control. If this Letter of Credit expires during an interruption in business as described in article 36 of said Publication 600, the bank hereby specifically agrees to effect payment if this Letter of Credit is drawn against within thirty (30) days after the resumption of business.

Goldman Sachs Bank USA

Authorized Signature

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